Exhibit 99.1

Warrior Met Coal Reports Third Quarter 2022 Results
Achieves quarterly Net Income of $98.4 million and Adjusted EBITDA of $171.6 million
Achieves record total liquidity of $869.0 million
BROOKWOOD, AL - November 2, 2022 - Warrior Met Coal, Inc. (NYSE: HCC) (“Warrior” or the “Company”) today announced results for the third quarter of 2022. Warrior is the leading dedicated U.S.-based producer and exporter of high quality metallurgical (“met”) coal for the global steel industry.
Warrior reported net income for the third quarter of 2022 of $98.4 million, or $1.90 per diluted share. This compares to net income of $38.4 million, or $0.74 per diluted share, in the third quarter of 2021. Adjusted net income per share for the third quarter of 2022 was $2.10 per diluted share, compared to adjusted net income per share of $0.97 per diluted share in the third quarter of 2021. The Company reported Adjusted EBITDA of $171.6 million in the third quarter of 2022, compared to Adjusted EBITDA of $104.9 million in the third quarter of 2021.
“We were able to deliver an extremely strong quarter, both in terms of financial results and better-than-expected production, despite experiencing continued shipment delays as a result of rail transportation and port maintenance and congestion issues,” commented Walt Scheller, CEO of Warrior. “We also delivered this performance in the face of additional macroeconomic headwinds, including the impact of the sanctions relating to the war in Ukraine and negative economic trends in the U.S. and China. The benefits of our efficient operating model and our high quality assets are notable, and we believe that they will continue to drive value for shareholders.”

“Looking ahead, with significant coal inventories and record total liquidity, we believe that Warrior is well-positioned to make value-enhancing investments while delivering strong financial results. We were pleased to see gradual improvements in the shipping delays during the final few weeks of the quarter, a trend which we expect to continue in the fourth quarter. We are also continuing to see strong demand from customers while global met coal supply also continues to be constrained,” Mr. Scheller concluded.

Operating Results
Sales volume in the third quarter of 2022 was 1.5 million short tons compared to 1.1 million short tons in the third quarter of 2021, despite the impact of shipment delays. The Company produced 1.6 million short tons of met coal in the third quarter of 2022 compared to 1.1 million short tons in the third quarter of 2021. The tons of met coal produced in the third quarter of 2022 were the result of running two longwalls and five continuous miner units at Mine No. 7 and one longwall and three continuous miner units at Mine No. 4. Inventory levels rose to 858 thousand short tons at the end of September 30, 2022 from 735 thousand short tons at the end of June 30, 2022. The increase was primarily due to the continued shipment delays we have experienced this year attributed to the lack of available rail transportation, port maintenance and port congestion.
Additional Financial Results
Total revenues were $390.2 million for the third quarter of 2022, including $371.9 million in mining revenues, which consisted of met coal sales of 1.5 million short tons at an average net selling price of $248.13 per short ton, net of demurrage and other charges. This compares to total revenues of $202.5 million in the third quarter of 2021. The average net selling price of the Company's met coal increased 32% from $188.62 per short ton in the third quarter of 2021 to $248.13 per short ton in the third quarter of 2022. The quarter-over-quarter increase in revenues was primarily attributed to improved met coal pricing and higher sales volume partially offset by higher demurrage and other charges due to the shipment delays.
Cost of sales for the third quarter of 2022 were $203.4 million compared to $92.0 million for the third quarter of 2021. Cash cost of sales (including mining, transportation and royalty costs) for the third quarter of 2022 were $202.0 million, or 54.3% of mining revenues, compared to $91.0 million, or 45.6% of mining revenues in the same period of 2021. Cash cost of sales (free-on-board port) per short ton increased to $134.78 in the third quarter of 2022 from $85.92 in the third quarter of 2021, reflecting a 32% increase in average net selling prices and its effect on Warrior's variable cost structure, primarily for wages, transportation and royalties, plus the impact of inflation. Transportation and royalty costs accounted for approximately 47% of total cash cost of sales (free-on-board port) in the third quarter of 2022 compared to 39% in the same period last year due to the higher met coal average net selling prices and its effect on our transportation and royalty costs. Given our transportation rates are reset at the beginning of each quarter based on met coal prices in the previous quarter, we expect transportation costs to be lower in the fourth quarter of 2022 than the third quarter of 2022 due to lower met coal prices in the third quarter of 2022. Inflation accounted for an approximately $4 per short ton impact during the third quarter of 2022 due to increases in the costs of diesel fuel, belt structure, roof bolts, cable, magnetite, rock dust and other supplies, plus labor and parts on repair and rebuilds.
Selling, general and administrative expenses for the third quarter of 2022 were $10.6 million, or 2.7% of total revenues and were higher than the same period last year due to higher employee related costs, primarily related to stock compensation expense, and higher professional fees.
Depreciation and depletion expenses for the third quarter of 2022 were $30.8 million, or 7.9% of total revenues and were higher than the prior year comparable quarter due to higher sales volume. Warrior incurred net interest expense of $5.7 million during the third quarter of 2022, which was lower than the same quarter last year primarily due to a decrease in interest on our outstanding notes combined with an increase in interest income.
Business interruption expenses were $7.1 million and represent non-recurring expenses for incremental safety and security, labor negotiations and other expenses that are directly attributable to the ongoing labor strike. Idle mine expenses were $5.4 million and represent expenses incurred with reduced operations at Mine No. 7 and Mine 4, such as electricity, insurance and maintenance labor.
Income tax expense was $20.3 million in the third quarter of 2022, which was higher than last year primarily as a result of the higher income before income taxes this quarter, which totaled $118.7 million. This expense reflects the utilization of net operating losses which resulted in no cash taxes paid during the third quarter of 2022.

Cash Flow and Liquidity
The Company generated cash flows of $247.2 million from operating activities in the third quarter of 2022, compared to $62.9 million in the third quarter of 2021. Capital expenditures and mine development for the third quarter of 2022 were $55.9 million. Free cash flow was $191.3 million in the third quarter of 2022, compared to $52.4 million in the third quarter of 2021. The increase primarily reflects higher realized prices combined with higher sales volume.
Net working capital, excluding cash, for the third quarter of 2022 decreased by $95.1 million from the second quarter of 2022, primarily reflecting a decrease in trade accounts receivables due to lower prices and the timing of sales, combined with an increase in inventories due to strong production and continued shipment delays.
Cash flows used in financing activities for the third quarter of 2022 were $90.5 million, primarily due to the payment of the regular quarterly dividend and special dividend totaling $44.4 million, retirements of debt of $37.8 million and principal repayments of financing lease obligations of $8.3 million.
The Company’s total liquidity as of September 30, 2022 was $869.0 million, a record high, consisting of cash and cash equivalents of $745.7 million and available liquidity under its existing Second Amended and Restated Asset-Based Revolving Credit Agreement (as amended, the “ABL Facility”) of $123.3 million, which is net of outstanding letters of credit of $8.7 million.
Capital Allocation
On October 24, 2022, our Board of Directors (the "Board") declared a regular quarterly cash dividend of $0.06 per share, totaling approximately $3.1 million, which will be paid on November 11, 2022, to stockholders of record as of the close of business on November 4, 2022.
Any future special dividends or stock repurchases from excess cash flows will be at the discretion of the Board and subject to consideration of several factors including business and market conditions, future financial performance and other strategic investment opportunities. The Company will also seek to optimize its capital structure to improve returns to stockholders while allowing flexibility for the Company to pursue very selective strategic growth opportunities that can provide compelling stockholder returns.
Company Outlook
Warrior updated its guidance for the full year 2022 as indicated below, which we expect to be further impacted in the fourth quarter by the continued shipment delays and other factors noted below.

Coal sales	5.8 - 6.3 million short tons
Coal production	5.8 - 6.3 million short tons
Cash cost of sales (free-on-board port)	$118 - $125 per short ton
Capital expenditures for existing mines	$75 - $80 million
Blue Creek project and other discretionary capital expenditures	$110 - $120 million
Mine development costs	$42 - $47 million
Selling, general and administrative expenses	$48 - $52 million
Interest expense, net	$22 - $25 million
Noncash deferred income tax expense	18% - 20%
Cash tax rate	0%

Key factors that may affect outlook include:
•one planned longwall move (Q4),
•HCC index pricing,
•exclusion of other non-recurring costs,
•new labor contract, and
•inflationary pressures.
The Company's guidance for its capital expenditures consists of sustaining capital spending of approximately $75 - $80 million, including regulatory and gas requirements, and discretionary capital spending of $110 - $120 million for the 4 North portal construction, deposits on two new sets of longwall shields and the development of the Blue Creek project for which the Company has budgeted $45 million for 2022.
The Company does not provide reconciliations of its outlook for cash cost of sales (free-on-board port) to cost of sales in reliance on the unreasonable efforts exception provided for under Item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable, without unreasonable efforts, to forecast certain items required to develop the meaningful comparable Generally Accepted Accounting Principles ("GAAP") cost of sales. These items typically include non-cash asset retirement obligation accretion expenses, mine idling expenses and other non-recurring indirect mining expenses that are difficult to predict in advance in order to include in a GAAP estimate.
Use of Non-GAAP Financial Measures
This release contains the use of certain non-GAAP financial measures. These non-GAAP financial measures are provided as supplemental information for financial measures prepared in accordance with GAAP. Management believes that these non-GAAP financial measures provide additional insights into the performance of the Company, and they reflect how management analyzes Company performance and compares that performance against other companies. These non-GAAP financial measures may not be comparable to other similarly titled measures used by other entities. The definition of these non-GAAP financial measures and a reconciliation of non-GAAP to GAAP financial measures is provided in the financial tables section of this release.
Conference Call
The Company will hold a conference call to discuss its third quarter 2022 results today, November 2, 2022, at 4:30 p.m. ET. To listen to the event, live or access an archived recording, please visit http://investors.warriormetcoal.com. Analysts and investors who would like to participate in the conference call should dial 1-844-340-9047 (domestic) or 1-412-858-5206 (international) 10 minutes prior to the start time and reference the Warrior Met Coal conference call. Telephone playback will also be available from 6:30 p.m. ET on November 2, 2022 until 6:30 p.m. ET on November 11, 2022. The replay will be available by calling: 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and entering passcode 1739313.

About Warrior
Warrior is a U.S.-based, environmentally and socially minded supplier to the global steel industry. It is dedicated entirely to mining non-thermal met coal used as a critical component of steel production by metal manufacturers in Europe, South America and Asia. Warrior is a large-scale, low-cost producer and exporter of premium met coal, also known as hard-coking coal (HCC), operating highly efficient longwall operations in its underground mines based in Alabama. The HCC that Warrior produces from the Blue Creek coal seam contains very low sulfur, has strong coking properties and is of a similar quality to coal referred to as the premium HCC produced in Australia. The premium nature of Warrior’s HCC makes it ideally suited as a base feed coal for steel makers and results in price realizations near the Platts Index price. For more information, please visit www.warriormetcoal.com.
Forward-Looking Statements
This press release contains, and the Company’s officers and representatives may from time to time make, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements regarding 2022 guidance, sales and production growth, ability to maintain cost structure, demand, the future direction of prices, management of liquidity, cash flows, expenses and expected capital expenditures and working capital, the Company's pursuit of strategic growth opportunities, future effective income tax rates and payment of cash taxes, if any, as well as statements regarding production, the Company's ability to withstand economic instability, the development of the Blue Creek project, future reduction in shipping delays, and the outcome of negotiations with our labor union, including any potential changes to our production and sales volumes as a result of such outcome. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “project,” “target,” “foresee,” “should,” “would,” “could,” “potential,” “outlook,” “guidance” or other similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements represent management’s good faith expectations, projections, guidance or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, without limitation, fluctuations or changes in the pricing or demand for the Company’s coal (or met coal generally) by the global steel industry; the impact of COVID-19 on its business and that of its customers, including the risk of a decline in demand for the Company's met coal due to the impact of COVID-19 on steel manufacturers; the impact of inflation on the Company, the impact of geopolitical events, including the effects of the Russia-Ukraine war; the inability of the Company to effectively operate its mines and the resulting decrease in production; the inability of the Company to ship its products to customers in the case of a partial or complete shut-down of the Port of Mobile; federal and state tax legislation; changes in interpretation or assumptions and/or updated regulatory guidance regarding the Tax Cuts and Jobs Act of 2017; legislation and regulations relating to the Clean Air Act and other environmental initiatives; regulatory requirements associated with federal, state and local regulatory agencies, and such agencies’ authority to order temporary or permanent closure of the Company’s mines; operational, logistical, geological, permit, license, labor and weather-related factors, including equipment, permitting, site access, operational risks and new technologies related to mining and labor strikes or slowdowns; the timing and impact of planned longwall moves; the Company’s obligations surrounding reclamation and mine closure; inaccuracies in the Company’s estimates of its met coal reserves; any projections or estimates regarding Blue Creek, including the expected returns from this project, if any, and the ability of Blue Creek to enhance the Company's portfolio of assets, the Company's expectations regarding its future tax rate as well as its ability to effectively utilize its net operating losses to reduce or eliminate its cash taxes; the Company's ability to develop Blue Creek; the Company’s ability to develop or acquire met coal reserves in an economically feasible manner; significant cost increases and fluctuations, and delay in the delivery of raw materials, mining equipment and purchased components; competition and foreign currency fluctuations; fluctuations in the amount of cash the Company generates from operations, including cash necessary to pay any special or quarterly dividend; the Company’s ability to comply with covenants in its ABL Facility or indenture relating to its senior secured notes; integration of businesses that the Company may acquire in the future; adequate liquidity and the cost, availability and access to capital and financial markets; failure to obtain or renew surety bonds on acceptable terms, which could affect the Company’s ability to secure reclamation and coal lease obligations; costs associated with litigation, including claims not yet asserted; and other factors described in the Company’s Form 10-K for the year ended December 31, 2021 and other reports filed from time to time with the Securities and Exchange Commission (the “SEC”), which could cause the Company’s actual results to differ materially from those contained in any forward-looking statement. The Company’s filings with the SEC are available on its website at www.warriormetcoal.com and on the SEC's website at www.sec.gov.
Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors.
Contacts
For Investors:
Dale W. Boyles, 205-554-6129
dale.boyles@warriormetcoal.com
For Media:
D'Andre Wright, 205-554-6131
dandre.wright@warriormetcoal.com

WARRIOR MET COAL, INC.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per-share amounts)
(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2022	2021	2022	2021
Revenues:
Sales	$371,944	$199,745	$1,377,665	$631,493
Other revenues	18,236	2,722	16,323	12,178
Total revenues	390,180	202,467	1,393,988	643,671
Costs and expenses:
Cost of sales (exclusive of items shown separately below)	203,441	91,973	529,869	399,088
Cost of other revenues (exclusive of items shown separately below)	8,417	6,654	26,120	22,792
Depreciation and depletion	30,805	28,967	86,973	102,021
Selling, general and administrative	10,557	7,430	36,985	26,182
Business interruption	7,106	6,872	20,084	13,892
Idle mine	5,418	9,327	10,141	20,203
Total costs and expenses	265,744	151,223	710,172	584,178
Operating income	124,436	51,244	683,816	59,493
Interest expense, net	(5,701)	(8,784)	(20,706)	(25,954)
Other income	—	1,400	675	1,291
Income before income tax expense	118,735	43,860	663,785	34,830
Income tax expense	20,332	5,433	122,141	22,439
Net income	$98,403	$38,427	$541,644	$12,391
Basic and diluted net income per share:
Net income per share—basic	$1.91	$0.75	$10.49	$0.24
Net income per share—diluted	$1.90	$0.74	$10.48	$0.24
Weighted average number of shares outstanding—basic	51,654	51,416	51,612	51,315
Weighted average number of shares outstanding—diluted	51,744	51,585	51,699	51,424
Dividends per share:	$0.86	$0.05	$1.48	$0.15

WARRIOR MET COAL, INC.
QUARTERLY SUPPLEMENTAL FINANCIAL DATA AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

QUARTERLY SUPPLEMENTAL FINANCIAL DATA:

(short tons in thousands)(1)	For the three months ended September 30,		For the nine months ended September 30,
	2022	2021	2022	2021
Tons sold	1,499	1,059	4,169	4,834
Tons produced	1,643	1,129	4,847	4,496
Average net selling price	$248.13	$188.62	$330.45	$130.64
Cash cost of sales (free-on-board port) per short ton(2)	$134.78	$85.92	$126.23	$81.97
(1)    1 short ton is equivalent to 0.907185 metric tons.
(2)    Cash cost of sales (free-on-board port) per short ton is calculated as cash cost of sales divided by the short tons sold. Cash cost of sales (free-on-board port) per short ton is a non-GAAP financial measure which is not calculated in conformity with U.S. GAAP and should be considered supplemental to, and not as a substitute or superior to financial measures calculated in conformity with GAAP. We believe cash cost of sales (free-on-board port) per short ton is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Cash cost of sales (free-on-board port) per short ton may not be comparable to similarly titled measures used by other companies.

RECONCILIATION OF CASH COST OF SALES (FREE-ON-BOARD PORT) TO COST OF SALES REPORTED UNDER U.S. GAAP:

(in thousands)	For the three months ended September 30,		For the nine months ended September 30,
	2022	2021	2022	2021
Cost of sales	$203,441	$91,973	$529,869	$399,088
Asset retirement obligation accretion	(493)	(432)	(1,480)	(1,297)
Stock compensation expense	(909)	(555)	(2,136)	(1,536)
Cash cost of sales (free-on-board port)(3)	$202,039	$90,986	$526,253	$396,255

(3)     Cash cost of sales (free-on-board port) is based on reported cost of sales and includes items such as freight, royalties, labor, fuel and other similar production and sales cost items, and may be adjusted for other items that, pursuant to GAAP, are classified in the Condensed Statements of Operations as costs other than cost of sales, but relate directly to the costs incurred to produce met coal. Cash cost of sales (free-on-board port) is a non-GAAP financial measure which is not calculated in conformity with U.S. GAAP and should be considered supplemental to, and not as a substitute or superior to financial measures calculated in conformity with GAAP. We believe cash cost of sales (free-on-board port) is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Cash cost of sales (free-on-board port) may not be comparable to similarly titled measures used by other companies.

WARRIOR MET COAL, INC.
QUARTERLY SUPPLEMENTAL FINANCIAL DATA AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)
(Unaudited)
RECONCILIATION OF ADJUSTED EBITDA TO AMOUNTS REPORTED UNDER U.S. GAAP:

($ in thousands)	For the three months ended September 30,		For the nine months ended September 30,
	2022	2021	2022	2021
Net income	$98,403	$38,427	$541,644	$12,391
Interest expense, net	5,701	8,784	20,706	25,954
Income tax expense	20,332	5,433	122,141	22,439
Depreciation and depletion	30,805	28,967	86,973	102,021
Asset retirement obligation accretion	900	805	2,666	2,416
Stock compensation expense	2,599	1,524	14,250	8,763
Other non-cash accretion	348	360	1,042	1,081
Mark-to-market loss on gas hedges	—	5,843	27,708	8,661
Business interruption	7,106	6,872	20,084	13,892
Idle mine expense	5,418	9,327	10,141	20,203
Other income	—	(1,400)	(675)	(998)
Adjusted EBITDA(4)	$171,612	$104,942	$846,680	$216,823
Adjusted EBITDA margin(5)	44.0%	51.8%	60.7%	33.7%
(4)  Adjusted EBITDA is defined as net income before net interest expense, income tax expense, depreciation and depletion, non-cash asset retirement obligation accretion, non-cash stock compensation expense, other non-cash accretion, mark-to-market loss on gas hedges, business interruption expenses, idle mine expenses and other income.  Adjusted EBITDA is not a measure of financial performance in accordance with GAAP, and we believe items excluded from Adjusted EBITDA are significant to a reader in understanding and assessing our financial condition.  Therefore, Adjusted EBITDA should not be considered in isolation, nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under GAAP.  We believe that Adjusted EBITDA presents a useful measure of our ability to incur and service debt based on ongoing operations.  Furthermore, analogous measures are used by industry analysts to evaluate our operating performance.  Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.
(5) Adjusted EBITDA margin is defined as Adjusted EBITDA divided by total revenues.

RECONCILIATION OF ADJUSTED NET INCOME TO AMOUNTS REPORTED UNDER U.S. GAAP:

(in thousands, except per share amounts)	For the three months ended September 30,		For the nine months ended September 30,
	2022	2021	2022	2021
Net income	$98,403	$38,427	$541,644	$12,391
Alabama state income tax valuation allowance	—	—	—	24,965
Business interruption, net of tax	5,798	5,419	16,388	10,954
Idle mine, net of tax	4,421	7,354	8,275	15,930
Incremental stock compensation expense, net of tax	—	—	—	3,238
Other income, net of tax	—	(1,104)	(551)	(820)
Adjusted net income(6)	$108,622	$50,096	$565,756	$66,658

Weighted average number of shares outstanding—basic	51,654	51,416	51,612	51,315
Weighted average number of shares outstanding—diluted	51,744	51,585	51,699	51,424

Adjusted net income per share—basic	$2.10	$0.97	$10.96	$1.30
Adjusted net income per share—diluted	$2.10	$0.97	$10.94	$1.30
(6)    Adjusted net income is defined as net income net of Alabama state income tax valuation allowance, business interruption expenses, idle mine expenses, incremental stock compensation expense and other income, net of tax (based on each respective period's effective tax rate). Adjusted net income is not a measure of financial performance in accordance with GAAP, and we believe items excluded from adjusted net income are significant to the reader in understanding and assessing our results of operations. Therefore, adjusted net income should not be considered in isolation, nor as an alternative to net income under GAAP. We believe adjusted net income is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Adjusted net income may not be comparable to similarly titled measures used by other companies.

WARRIOR MET COAL, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2022	2021	2022	2021
OPERATING ACTIVITIES:
Net income	$98,403	$38,427	$541,644	$12,391
Non-cash adjustments to reconcile net income to net cash provided by operating activities	56,455	43,006	233,009	145,589
Changes in operating assets and liabilities:
Trade accounts receivable	79,831	(8,112)	(93,022)	10,028
Inventories	(4,313)	(14,344)	(73,258)	18,703
Prepaid expenses and other receivables	(1,362)	(476)	8,879	10,548
Accounts payable	7,606	(4,433)	6,609	(16,746)
Accrued expenses and other current liabilities	13,283	9,422	20,044	(10,100)
Other	(2,719)	(560)	3,005	6,417
Net cash provided by operating activities	247,184	62,930	646,910	176,830
INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(41,320)	(10,498)	(120,022)	(34,149)
Mine development costs	(14,561)	—	(35,690)	(13,462)
Acquisition of leased mineral rights	—	—	(3,500)	—
Acquisition of Black Warrior Methane and Black Warrior Transmission, net of $2.8 million cash acquired	—	—	2,533	—
Proceeds from sale of property, plant and equipment	—	—	—	192
Net cash used in investing activities	(55,881)	(10,498)	(156,679)	(47,419)
FINANCING ACTIVITIES:
Net cash used in financing activities	(90,486)	(50,913)	(140,404)	(72,932)
Net increase in cash and cash equivalents	100,817	1,519	349,827	56,479
Cash and cash equivalents at beginning of period	644,849	266,876	395,839	211,916
Cash and cash equivalents at end of period	$745,666	$268,395	$745,666	$268,395

RECONCILIATION OF FREE CASH FLOW TO AMOUNTS REPORTED UNDER U.S. GAAP:

(in thousands)	For the three months ended September 30,		For the nine months ended September 30,
	2022	2021	2022	2021
Net cash provided by operating activities	$247,184	$62,930	$646,910	$176,830
Purchases of property, plant and equipment and mine development costs	(55,881)	(10,498)	(155,712)	(47,611)
Free cash flow(7)	$191,303	$52,432	$491,198	$129,219
Free cash flow conversion(8)	111.5%	50.0%	58.0%	59.6%
(7) Free cash flow is defined as net cash provided by operating activities less purchases of property, plant and equipment and mine development costs. Free cash flow is not a measure of financial performance in accordance with GAAP, and we believe items excluded from net cash provided by operating activities are significant to the reader in understanding and assessing our results of operations. Therefore, free cash flow should not be considered in isolation, nor as an alternative to net cash provided by operating activities under GAAP. We believe free cash flow is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Free cash flow may not be comparable to similarly titled measures used by other companies.
(8) Free cash flow conversion is defined as free cash flow divided by Adjusted EBITDA.

WARRIOR MET COAL, INC.
CONDENSED BALANCE SHEETS
(in thousands, except share and per-share data)

	September 30, 2022	December 31, 2021
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$745,666	$395,839
Short-term investments	8,546	8,505
Trade accounts receivable	215,172	122,150
Inventories, net	143,789	59,619
Prepaid expenses and other receivables	28,390	41,088
Total current assets	1,141,563	627,201
Mineral interests, net	90,502	93,180
Property, plant and equipment, net	677,718	603,412
Deferred income taxes	5,181	125,276
Other long-term assets	20,319	15,142
Total assets	$1,935,283	$1,464,211
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$51,885	$33,829
Accrued expenses	78,797	54,847
Short-term financing lease liabilities	23,083	23,622
Other current liabilities	9,184	9,830
Total current liabilities	162,949	122,128
Long-term debt	303,916	339,806
Asset retirement obligations	69,583	65,536
Long-term financing lease liabilities	15,033	28,434
Other long-term liabilities	36,169	36,324
Total liabilities	587,650	592,228
Stockholders’ Equity:
Common stock, $0.01 par value, (140,000,000 shares authorized as of September 30, 2022 and December 31, 2021; 53,875,409 issued and 51,653,568 outstanding as of September 30, 2022; 53,659,643 issued and 51,437,802 outstanding as of December 31, 2021)	539	537
Preferred stock, $0.01 par value per share (10,000,000 shares authorized; no shares issued and outstanding)	—	—
Treasury stock, at cost (2,221,841 shares as of September 30, 2022 and December 31, 2021)	(50,576)	(50,576)
Additional paid in capital	266,585	256,059
Retained earnings	1,131,085	665,963
Total stockholders’ equity	1,347,633	871,983
Total liabilities and stockholders’ equity	$1,935,283	$1,464,211